February 6, 2004

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Legg Mason Core Bond Fund

Ladies and Gentlemen:

     This is to advise you that Legg Mason Income Trust, Inc. (the "Corporation") has established a new series of shares to be known as Legg Mason Core Bond Fund (the "Fund"). In accordance with the Additional Funds provision in Section 13 of the Custodian Contract dated as of June 19, 1987, between the Corporation and State Street Bank and Trust Company (the "Contract"), the Corporation hereby requests that you act as Custodian of the Fund under the terms of the Contract. Attached as Annex I is a complete list as of the date hereof of the Funds for which State Street Bank and Trust Company will render services as Custodian under the Contract.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Corporation and retaining one copy for your records. If you have any questions or comments, please call Gregory T. Merz, Esq. at (410) 454-5357.


                                          LEGG MASON INCOME TRUST, INC.



                                          By:_________________________

                                          Name:
                                          Title:



Confirmed and Agreed:
STATE STREET BANK AND TRUST COMPANY


By:_________________________

Name:
Title:

Annex I

Legg Mason U.S. Government Money Market Portfolio
Legg Mason U.S. High Yield Portfolio
Legg Mason U.S. Government Intermediate-Term Portfolio
Legg Mason Investment Grade Income Portfolio
Legg Mason Core Bond Fund